June 14, 1995



Dear Fellow Shareholder:

	We are enclosing a copy of Chris Seglem's speech to the Annual Meeting of Shareholders of the Company on June 6, 1995 and the overheads he used (marked "OH" in the speech where they were shown). This material covers in detail both the accomplishments of 1994 and the challenges still before us in 1995. We would specifically call your attention to the description of the Virginia Division situation and what comprises Westmoreland's "Heritage Costs" and our plans for managing these problem areas.

	While we believe this speech is a full and complete discussion of Westmoreland's current position and plans for the future, we recognize you may have questions concerning these matters. If you do please contact us.

	As always we appreciate your support.

						Sincerely,




Pemberton Hutchinson			Christopher K. Seglem